                                                                     EXHIBIT 4.2

                          FIRST SUPPLEMENTAL INDENTURE

         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of December 12, 1997, between SAFELITE GLASS CORP., a Delaware corporation (hereinafter referred to as the "Company"), and STATE STREET BANK & TRUST COMPANY, a state chartered trust company under the laws of The Commonwealth of Massachusetts, as trustee (hereinafter referred to as the "Trustee"), amends and supplements the Indenture providing for the issuance of the Company's 9 7/8% Senior Subordinated Notes due 2006, dated as of December 20, 1996, among the Company, SGC Franchising Corp. (a former subsidiary of the Company) and Fleet National Bank (predecessor trustee to the Trustee) (the "Original Indenture"), and, to the extent inconsistent therewith, supersedes the Original Indenture.

                                    RECITALS

         WHEREAS, Section 9.2 of the Original Indenture provides that the Company and the Trustee may, among other things, amend the Original Indenture with the written consent of the Holders of at least a majority in principal amount of the Securities; and

         WHEREAS, in connection with certain transactions proposed to be entered into by the Company, including, but not limited to, the Vistar Merger (as defined below), the Company and the Trustee desire to amend and supplement the Original Indenture pursuant to the terms and conditions of the Original Indenture and with the written consent of the Holders of at least a majority in principal amount of the Securities, subject to the limitations on effectiveness of this First Supplemental Indenture as set forth herein.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1    Definitions.

         (a) Capitalized terms used and not defined in this First Supplemental Indenture shall have the meaning specified in or pursuant to the Original Indenture.

         (b) The definition of "Permitted Indebtedness" contained in Article I,
Section 1.1 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

         "Permitted Indebtedness" means, without duplication, (i) the Securities and the obligations under the Guarantees, (ii) Indebtedness incurred pursuant to the Bank Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $450 million (A) less the aggregate amount of Indebtedness of a Receivables Entity in a

         Qualified Receivables Transaction, (B) less the amount of all mandatory principal payments actually made by the Company in respect of term loans thereunder (excluding (1) any such payments to the extent refinanced at the time of payment under a replaced Bank Credit Agreement and (2) any such payments relating to the Sale of Excluded Assets in an aggregate amount not to exceed $30 million) and (C) in the case of a revolving facility, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder, (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon, (iv) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company and its Restricted Subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness, (v) Indebtedness under Currency Agreements, (vi) intercompany Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Wholly Owned Restricted Subsidiary of the Company, (vii) Acquired Indebtedness of the Company or any Restricted Subsidiary of the Company to the extent the Company could have incurred such Indebtedness in accordance with Section 4.3 on the date such Indebtedness became Acquired Indebtedness; provided that, in the case of Acquired Indebtedness of a Restricted Subsidiary of the Company, such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company, (viii) guarantees by the Company and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred hereunder, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of the Company, Section 4.11, (ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence, (x) any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness, including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof )("Required Premiums") and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under this Indenture) of the Company and its Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (2) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (vi) or (xvi) of this definition); provided that no Restricted Subsidiary of the Company that is not a Subsidiary Guarantor may refinance any Indebtedness pursuant to this clause (x) other than its own Indebtedness, (xi) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed $5 million at the time of any incurrence thereof (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement), (xii) the incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings), (xiii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, (xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, (xv) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business, (xvi) Indebtedness of Vistar constituting Capitalized Lease Obligations in an aggregate principal amount not to exceed $2 million and other Indebtedness of Vistar constituting unsecured Indebtedness in an aggregate principal amount not to exceed $8 million, in each case which is assumed by the Company upon consummation of the Vistar Merger, and (xvii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Bank Credit Agreement)."

         (c) Article I, Section 1.1 is hereby amended to add the following definitions:

                  "Distribution" means a dividend of up to $67.2 million on the Company's outstanding Class A Common Stock, a dividend of approximately $4.7 million representing accrued and unpaid dividends on the Company's 8% Cumulative Preferred Stock and a redemption of the Company's 8% Cumulative Preferred Stock for an amount equal to approximately $58.2 million, in each case to be paid no more than five business days prior to the Vistar Merger.

                  "Non-Voting Preferred Stock" means the Company's 8% Non-Voting Preferred Stock, $.01 par value per share, to be issued by the Company as partial merger consideration in the Vistar Merger.

                  "Vistar Merger" means the merger contemplated by the Vistar Merger Agreement.

                  "Vistar Merger Agreement" means that certain Merger Agreement, dated as of October 10, 1997, by and between Vistar, Inc. and the Company.


                                   ARTICLE II

                                    COVENANTS

         SECTION 2.1    Limitation on Restricted Payments.

         Section 4.4 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

         "(a)     The Company shall not, and shall not permit any of its
         Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock for Qualified Capital Stock, or
         (c) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.3 or
         (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date shall exceed the sum of: (w) 50% of the cumulative Consolidated Net

         Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness); plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding any net cash proceeds from such equity contribution to the extent used to redeem Securities in accordance with the optional redemption provisions of the Securities); plus (z) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash received with respect to such sale, liquidation or repayment of such Investment (less the cost of such sale, liquidation or repayment, if any) and (B) the initial amount of such Investment.

         (b) Notwithstanding clause (a) above, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Event of Default shall have occurred and be continuing as a consequence thereof, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase shares of its Capital Stock or options in respect thereof, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (3) shall not exceed $2 million (which amount shall be increased by the amount of any cash proceeds to the Company from (x) sales of its Capital Stock to management employees subsequent to the Issue Date and (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate; (4) the payment of fees and compensation as permitted under clause (i) of Section 4.7(b); (5) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $100,000 in the aggregate, to enable the Company to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (7) payments made on the Issue Date pursuant to the Recapitalization Agreement; and (8) payment of the Distribution. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended (to the extent such expenditure is in the form of cash or other property other than Qualified Capital Stock) pursuant to clauses (1), (2)(ii) and (3) of this Section 4.4(b) shall be included in such calculation, provided that such expenditures pursuant to clause (3) shall not be included to the extent of cash proceeds received by the Company from any "key-man" life insurance policies and (b) amounts expended pursuant to clauses
         (2)(i), (4), (5), (6), (7) and (8) shall be excluded from such calculation.

         (c) The Company shall not permit the payment of dividends in respect of its NonVoting Preferred Stock unless the Company exercises its optional right to redeem the Non-Voting-Preferred Stock (the payment of such dividends to occur at the time of redemption); provided that the payment of such dividends will only be permitted if such payment is in compliance with clauses (a) and (b) of this Section 4.4."

         SECTION 2.2     Limitation on Transactions with Affiliates.


         Section 4.7 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

         "(a)     The Company will not, and will not permit any of its
         Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and
         (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, however, that for a transaction or series of related transactions with an aggregate value of $2 million or more, at the Company's option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, further, that for a transaction or series of related transactions with an aggregate value of $5 million or more, the Board of Directors of the Company shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

         (b) The foregoing restrictions shall not apply to (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture; (iii) transactions effected as part of a Qualified Receivables Transaction; (iv) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (v) Restricted Payments permitted by this Indenture; and (vi) payments made by the Company to, and agreements entered into by the Company with, Affiliates in connection with the Vistar Merger."

                                   ARTICLE III

                                  EFFECTIVENESS

         SECTION 3.1       Effectiveness of First Supplemental Indenture. Upon
(i) the execution and delivery of this First Supplemental Indenture by the Company and the Trustee and (ii) the delivery of an Officers' Certificate and Opinion of Counsel as contemplated by Section 7.2 of the Indenture, this First Supplemental Indenture, including the amendments to the Indenture contained herein, shall become effective and operative. Notwithstanding anything herein to the contrary, in the event that the Vistar Merger is not consummated within five business days of the Distribution and on or before June 30, 1998, this First Supplemental Indenture shall terminate and be deemed void as of and from the date of effectiveness of this First Supplemental Indenture.

                                   ARTICLE IV

                                  MISCELLANEOUS

         SECTION 4.1 Ratification of Provisions of Original Indenture. All provisions of the Original Indenture not specifically herein supplemented or modified are hereby ratified and reaffirmed by the Company and the Trustee.

         SECTION 4.2 Counterparts. This First Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 4.3 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

         SECTION 4.4 Trustee. The Trustee accepts the amendment and modification of the Original Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Original Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this First Supplemental Indenture.

         SECTION 4.5 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein by the TIA, the provision required by the TIA shall control.

         SECTION 4.6 Successors. All agreements of the Company and the Trustee in this First Supplemental Indenture shall bind their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.


                                         SAFELITE GLASS CORP.


                                         By: /s/ D. A. Herron
                                             --------------------------------
                                             Name: Douglas A. Herron
                                             Title: Sr. VP & CFO


                                         STATE STREET BANK & TRUST
                                         COMPANY


                                         By: /s/ Robert L. Bice II
                                             ---------------------------------
                                             Name: Robert L. Bice II
                                             Title: Vice President